Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Six
Months Ended June 30, 2015

HOUSTON, Texas – July 23, 2015 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and six months ended June 30, 2015. The Company reported a net loss of $19.0 million, or $0.13 per share, for the second quarter of 2015, compared to net income of $54.3 million, or $0.37 per share, for the quarter ended June 30, 2014. Revenues for the second quarter of 2015 were $473 million, compared to $757 million for the second quarter of 2014.

For the six months ended June 30, 2015 the Company reported a net loss of $9.9 million, or $0.07 per share, compared to net income of $89.1 million, or $0.61 per share, for the six months ended June 30, 2014. Revenues for the six months ended June 30, 2015, were $1.1 billion, compared to $1.4 billion for the same period in 2014.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Market conditions were difficult during the second quarter as the rapid decline in the industry rig count created many challenges. We managed through these challenges with a focus on scaling our business and reducing our cost structure. I am pleased with our ongoing cost cutting efforts in contract drilling, and especially within our pressure pumping segment where cost reductions resulted in better than expected margins.

Mr. Hendricks added, “During the second quarter, our rig count averaged 122 rigs in the United States and two rigs in Canada, compared to the first quarter average of 165 rigs in the United States and eight in Canada. The rig count appears to be stabilizing in the United States, and as such we expect our average rig count in July will be consistent with our second quarter exit rate of 110 rigs in the United States. In Canada, we expect our average rig count in July will increase to three rigs, which represents a limited seasonal recovery.

“We recognized $15.6 million of revenues related to early contract terminations in contract drilling during the second quarter. These early termination revenues positively impacted our total average rig revenue per day of $25,720 by $1,390. Excluding early termination revenue, total average rig revenue per day during the second quarter would have been $24,330, compared to $24,850 per day in the first quarter.

“Total average rig operating costs per day during the second quarter were essentially flat at $13,720 compared to the first quarter. Excluding the positive impact from early termination revenues in both the first and second quarters, total average rig margin per day was $10,600 during the second quarter, compared to $11,140 during the first quarter.

“We completed seven new APEX® rigs during the second quarter, bringing our APEX® rig fleet to 158 rigs at the end of the quarter. We plan to complete three additional APEX® rigs in the second half of 2015, all of which are under contract.

“As of June 30, 2015, we had term contracts for drilling rigs providing for approximately $1.0 billion of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 85 rigs operating under term contracts during the third quarter, and an average of 77 rigs operating under term contracts during the second half of 2015.

“In pressure pumping, during the second quarter we realized the benefit of our efforts to reduce input costs. Pressure pumping EBITDA was $29.5 million compared to $31.9 million in the first quarter, but was better than expected as lower input costs largely offset reduced pricing and utilization. As a percentage of revenues, pressure pumping EBITDA margins increased to 16.7% from 12.8% in the first quarter,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “I am pleased with the promptness by which we responded to the downturn in our industry, the effort put forth to reduce our cost structure, and the degree by which we were able to scale our business for the lower level of activity in both drilling and pressure pumping.

“Although we have no visibility into a recovery at this time, we believe that our rig count appears to be stabilizing. We will remain vigilant in ensuring that our cost structure and business are appropriately scaled. Financially, we believe our strong balance sheet and expected cash flow position us to take advantage of future opportunities,” he concluded.

The financial results for the quarter ended June 30, 2015 include a pretax non-cash impairment charge of $4.1 million related to the impairment of certain oil and natural gas properties. For the six months ended June 30, 2015, financial results include the aforementioned charge plus a $3.4 million pretax non-cash charge in the first quarter related to the impairment of certain oil and natural gas properties, and a $12.3 million charge in the first quarter, which is included in selling, general and administrative expenses and is related to a previously disclosed legal settlement.

The Company declared a quarterly dividend on its common stock of $0.10 per share, to be paid on September 24, 2015 to holders of record as of September 10, 2015.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2015 is scheduled for today, July 23, 2015 at 9:00 a.m. Central Time. The dial-in information for participants is 866-372-0638 (Domestic) and 678-509-7533 (International). The Conference ID for both numbers is 44091420. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through July 27, 2015 at 855-859-2056 (Domestic) and 404-537-3406 (International) with the Conference ID 44091420.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES	$472,761	$757,276	$1,130,460	$1,435,444
COSTS AND EXPENSES
Direct operating costs	299,383	500,167	727,716	954,308
Depreciation, depletion, amortization and impairment	181,924	153,426	357,306	300,748
Selling, general and administrative	19,216	19,548	52,013	39,221
Net gain on asset disposals	(2,998)	(3,091)	(5,914)	(4,835)

Total costs and expenses	497,525	670,050	1,131,121	1,289,442

OPERATING INCOME	(24,764)	87,226	(661)	146,002

OTHER INCOME (EXPENSE)
Interest income	318	208	601	384
Interest expense	(9,249)	(7,249)	(17,790)	(14,437)
Other	—	3	—	3

Total other expense	(8,931)	(7,038)	(17,189)	(14,050)

INCOME BEFORE INCOME TAXES	(33,695)	80,188	(17,850)	131,952
INCOME TAX EXPENSE (BENEFIT)	(14,720)	25,905	(8,000)	42,847

NET INCOME (LOSS)	$(18,975)	$54,283	$(9,850)	$89,105

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.13)	$0.37	$(0.07)	$0.62
Diluted	$(0.13)	$0.37	$(0.07)	$0.61
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	145,300	143,622	145,142	143,259

Diluted	145,984	146,029	145,712	145,586

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.10	$0.20	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Contract Drilling:
Revenues	$288,321	$438,583	$689,799	$864,486
Direct operating costs	$153,848	$255,318	$366,658	$506,377
Margin (1)	$134,473	$183,265	$323,141	$358,109
Selling, general and administrative	$1,420	$1,591	$15,118	$3,239
Depreciation, amortization and impairment	$123,627	$112,057	$242,459	$218,176
Operating income	$9,426	$69,617	$65,564	$136,694
Operating days – United States	11,064	18,296	25,891	35,621
Operating days – Canada	147	267	840	1,156
Operating days – Total	11,211	18,563	26,731	36,777
Average revenue per operating day – United States	$25.78	$23.49	$25.84	$23.25
Average direct operating costs per operating day – United States	$13.48	$13.59	$13.50	$13.53
Average margin per operating day – United States (1)	$12.30	$9.90	$12.34	$9.72
Average rigs operating – United States	122	201	143	197
Average revenue per operating day – Canada	$20.72	$32.87	$24.88	$31.31
Average direct operating costs per operating day – Canada	$31.69	$25.05	$20.54	$21.15
Average margin per operating day – Canada (1)	$(10.97)	$7.82	$4.33	$10.16
Average rigs operating – Canada	2	3	5	6
Average revenue per operating day – Total	$25.72	$23.63	$25.81	$23.51
Average direct operating costs per operating day – Total	$13.72	$13.75	$13.72	$13.77
Average margin per operating day – Total (1)	$11.99	$9.87	$12.09	$9.74
Average rigs operating – Total	123	204	148	203
Capital expenditures	$153,940	$211,917	$311,362	$336,840
Pressure Pumping:
Revenues	$176,624	$306,577	$426,345	$546,838
Direct operating costs	$142,756	$241,977	$355,481	$441,785
Margin (2)	$33,868	$64,600	$70,864	$105,053
Selling, general and administrative	$4,351	$5,067	$9,444	$9,935
Depreciation, amortization and impairment	$48,261	$34,623	$95,180	$68,665
Operating income (loss)	$(18,744)	$24,910	$(33,760)	$26,453
Fracturing jobs	148	271	364	514
Other jobs	535	1,058	1,153	1,938
Total jobs	683	1,329	1,517	2,452
Average revenue per fracturing job	$1,148.39	$1,063.28	$1,118.41	$993.05
Average revenue per other job	$12.45	$17.42	$16.69	$18.79
Total average revenue per job	$258.60	$230.68	$281.04	$223.02
Total average costs per job	$209.01	$182.07	$234.33	$180.17
Total average margin per job (2)	$49.59	$48.61	$46.71	$42.84
Margin as a percentage of revenues (2)	19.2%	21.1%	16.6%	19.2%
Capital expenditures and acquisitions	$64,009	$96,186	$139,819	$132,483
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$7,091	$10,747	$12,955	$21,078
Revenues – Natural gas and liquids	$725	$1,369	$1,361	$3,042
Revenues – Total	$7,816	$12,116	$14,316	$24,120
Direct operating costs	$2,779	$2,872	$5,577	$6,146
Margin (3)	$5,037	$9,244	$8,739	$17,974
Depletion	$4,607	$4,814	$9,507	$9,808
Impairment of oil and natural gas properties	$4,061	$798	$7,425	$1,831
Operating income (loss)	$(3,631)	$3,632	$(8,193)	$6,335
Capital expenditures	$3,612	$8,742	$11,204	$17,426
Corporate and Other:
Selling, general and administrative	$13,445	$12,890	$27,451	$26,047
Depreciation	$1,368	$1,134	$2,735	$2,268
Net gain on asset disposals	$(2,998)	$(3,091)	$(5,914)	$(4,835)
Capital expenditures	$606	$821	$1,248	$1,289
Total capital expenditures and acquisitions	$222,167	$317,666	$463,633	$488,038

(1)	For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)	For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	June 30,	December 31,
Selected Balance Sheet Data (unaudited, dollars in thousands):	2015	2014
Cash and cash equivalents	$76,506	$43,012
Current assets	$515,794	$909,092
Current liabilities	$448,107	$568,404
Working capital	$67,687	$340,688
Current portion of long-term debt	$42,500	$12,500
Borrowings under revolving credit facility	$—	$303,000
Other long-term debt	$830,000	$670,000

PATTERSON-UTI ENERGY, INC.
Non-U.S. GAAP Financial Measures
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net income (loss)	$(18,975)	$54,283	$(9,850)	$89,105
Income tax expense (benefit)	(14,720)	25,905	(8,000)	42,847
Net interest expense	8,931	7,041	17,189	14,053
Depreciation, depletion, amortization and impairment	181,924	153,426	357,306	300,748

Adjusted EBITDA	$157,160	$240,655	$356,645	$446,753

Total revenue	$472,761	$757,276	$1,130,460	$1,435,444
Adjusted EBITDA margin	33.2%	31.8%	31.5%	31.1%
Adjusted EBITDA by operating segment:
Contract drilling	$133,053	$181,674	$308,023	$354,870
Pressure pumping	29,517	59,533	61,420	95,118
Oil and natural gas	5,037	9,244	8,739	17,974
Corporate and other	(10,447)	(9,796)	(21,537)	(21,209)

Consolidated Adjusted EBITDA	$157,160	$240,655	$356,645	$446,753

(1) Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We present Adjusted EBITDA (a non-U.S. GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measures of net income (loss) or operating cash flow.

PATTERSON-UTI ENERGY, INC.
Impact of Early Termination Revenues
(unaudited, dollars in thousands)

	2015
	Second	First
	Quarter	Quarter
Contract drilling revenues	$288,321	$401,478
Operating days – Total	11,211	15,520
Average revenue per operating day – Total	$25.72	$25.87
Early termination revenues – Total	$15,591	$15,794
Early termination revenues per operating day — Total	$1.39	$1.02
Average revenue per operating day excluding early termination revenues – Total	$24.33	$24.85
Direct operating costs- Total	$153,848	$212,810
Average direct operating costs per operating day – Total	$13.72	$13.71
Average margin per operating day excluding early termination revenues — Total	$10.60	$11.14

PATTERSON-UTI ENERGY, INC.
Pressure Pumping Adjusted EBITDA and Adjusted EBITDA Margin
(unaudited, dollars in thousands)

	2015
	Second	First
	Quarter	Quarter
Pressure Pumping:
Revenues	$176,624	$249,721
Direct operating costs	142,756	212,725
Selling, general and administrative	4,351	5,093

Adjusted EBITDA	$29,517	$31,903

Adjusted EBITDA as a percentage of revenues	16.7%	12.8%